Note: Certain identified information (marked with [^^^]) has been excluded from this exhibit because it is both not material and is the type that the Federal Home Loan Bank of Boston treats as private or confidential.

FEDERAL HOME LOAN BANK OF BOSTON

2021 EXECUTIVE INCENTIVE PLAN

Purpose:

The Federal Home Loan Bank of Boston (Bank) has established an Executive Incentive Plan (EIP) to:

•promote achievement of the Bank’s financial plan and strategic objectives as spelled out in the 2021 Strategic Business Plan;
•provide a total rewards package that is competitive with other financial institutions in the employment markets in which the Bank competes, including other Federal Home Loan Banks; and
•facilitate the retention and commitment of corporate officers or a select group of management or highly compensated employees.

Guiding Principles:

The 2021 EIP is intended to:

•Reflect a reasonable assessment of the Bank’s financial situation and prospects while rewarding achievement of the Bank’s financial plan and strategic objectives as spelled out in the Bank’s 2021 Strategic Business Plan.
•Reinforce and reward the Bank’s commitment to conservative, prudent, sound risk management practices and preservation of the par value of the Bank’s capital stock.
•Tie a significant percentage of incentive awards to the long-term financial condition and performance of the Bank.
•Recognize the importance of individual performance through metrics linked to the Bank’s strategic goals and/or objectives of the participant’s principal functions and independent of the areas that they monitor.

Incentive Goals for Participants Outside Enterprise Risk Management:

The incentive goals for all participants, with the exception of those participants in Enterprise Risk Management, are summarized in the following table with more detail in Appendix A. Levels of achievement for the Pre-Assessment Core Return on Capital Stock goal have been rounded. Year-end results will be rounded for award calculations.

Goal	Weight			Threshold	Target	Excess
	Pres.	Tier I	Tiers II & III
Pre-assessment Core Return on Capital Stock, subject to risk limits	30%	30%	30%	3.93%, as adjusted for interest rates[1]	4.37%, as adjusted for interest rates[1]	5.25%, as adjusted for interest rates[1]
Insurance Member Advances Outstanding	10%	10%	10%	$4.25 billion	$4.40 billion	$4.55 billion
Insurance Membership	10%	10%	10%	3 new members	4 new members	6 new members
Core Mission Goal	20%	20%	20%	CMA Ratio = 65.87%	CMA Ratio = 70.87%	CMA Ratio = 75.87%
Voluntary Subsidy Programs	10%	10%	10%	Disburse $4.0 million in subsidy by 12/31/2021	Disburse $4.5 million in subsidy by 12/31/2021	Disburse $5.0 million in subsidy by 12/31/2021
Operational Efficiency	20%	20%	20%	2021 Core Operating Expenses do not exceed the 2021 Core Operating Expense Budget approved by the board of directors.	2021 Core Operating Expenses do not exceed 97.0% of the 2021 Core Operating Expense Budget approved by the board of directors.	2021 Core Operating Expenses do not exceed 93.0% of the 2021 Core Operating Expense Budget approved by the board of directors.
1     Each of the performance levels will be adjusted up/(down) by 1.2 basis point for every basis point by which the average daily federal funds rate is greater than/(less than) the 0.06 % rate assumed in the 2021 Rebaseline Forecast.

Incentive Goals for Participants from Enterprise Risk Management:

Incentive goals for Enterprise Risk Management participants in Tiers I, II and III are summarized in the following table with more detail in Appendix A. Year-end results will be rounded for award calculations.

Goal	Weight		Threshold	Target	Excess
	Tier I	Tiers II & III
Bank wide ERM initiatives	25%	30%	As documented in Appendix A	As documented in Appendix A	As documented in Appendix A
Pre-assessment Core Return on Capital Stock, subject to risk limits	25%	25%	3.93%, as adjusted for interest rates[1]	4.37%, as adjusted for interest rates[1]	5.25%, as adjusted for interest rates[1]
Remediation of 2020 Report of Examination Matters Requiring Attention (MRAs) and recommendations	20%	15%	Clear all MRAs and [^^^] of [^^^] recommendations	Clear all MRAs and recommendations	Target plus receive an upgrade in at least [^^^]
Voluntary Subsidy Programs	10%	10%	Disburse $4.0 million in subsidy by 12/31/2021	Disburse $4.5 million in subsidy by 12/31/2021	Disburse $5.0 million in subsidy by 12/31/2021
Operational Efficiency	20%	20%	2021 Core Operating Expenses do not exceed the 2021 Core Operating Expense Budget approved by the board of directors.	2021 Core Operating Expenses do not exceed 97.0% of the 2021 Core Operating Expense Budget approved by the board of directors.	2021 Core Operating Expenses do not exceed 93.0% of the 2021 Core Operating Expense Budget approved by the board of directors.
1     Each of the performance levels will be adjusted up/(down) by 1.2 basis point for every basis point by which the average daily federal funds rate is greater than/(less than) the 0.06% rate assumed in the 2021 Rebaseline Forecast.

Incentive Opportunity:

Eligible participants will be assigned an incentive award opportunity that is expressed as a percentage of the incumbent’s 2021 base salary at year-end, as illustrated in the chart below.

	Incentive Opportunity as a Percent of Base Salary[1]
	Threshold	Target	Excess
President	50.00%	75.00%	100.00%
Tier I	30.00%	50.00%	70.00%
Tier II	17.50%	35.00%	52.50%
Tier III	12.50%	25.00%	37.50%

Goal achievement and individual awards for the goals on pages two and three will be calculated at the conclusion of 2021 based on results as of December 31, 2021. Participants in the President and Tier I will be eligible to receive fifty (50) percent of such award in a cash payment, participants in Tier II

1 Maximum incentive payable in March of any year equals 100% of the plan year base salary.

will be eligible to receive sixty (60) percent of such award in a cash payment, subject to the final approval of the board of directors and the review of the Federal Housing Finance Agency (FHFA), if required, between March 1 and March 15, 2022. The remaining portion will be treated as a deferred award. Except as otherwise described under EIP Administration, the participant must be employed by the Bank on the date of payment of the award to receive the award.

Deferred Award Payable after Year-End 2023:

Equal to the remaining deferred portion of the 2021 award multiplied by (1 + the cumulative 3-year Pre-assessment Core Return on Capital Stock as measured between January 1, 2021 and December 31, 2023). The Pre-assessment Core Return on Capital Stock will be measured as the total Pre-assessment Core Net Income earned between January 1, 2021 and December 31, 2023 divided by the daily average capital stock including mandatorily redeemable capital stock outstanding between January 1, 2021 and December 31, 2023.

In addition, the following conditions must be satisfied for participants to receive the deferred award

•The participant is in employment with the Bank on the payment date or otherwise meets employment-related requirements described below in EIP Administration, and
•Subject to the discretion of the board of directors, the deferred award calculated above may be reduced (but not to a number that is less than zero) for all participants or for an individual participant, as applicable, if, during calendar years 2022 and/or 2023, any of the following occur such that if it had occurred prior to the year-end 2021 calculations, it would have negatively impacted the goal results and reduced the associated payout calculation:
◦operational errors or omissions resulting in material revisions to (A) the 2021 financial results, (B) information submitted to FHFA supporting the goal results or payout calculation, or (C) other data used to determine the combined award at year-end 2021;
◦submission of significant information to the SEC, Office of Finance and/or FHFA materially beyond any deadline or applicable grace period, other than late submissions that are caused by acts of God or other events beyond the reasonable control of the participants; or
◦failure by the Bank to make sufficient progress, as determined by the FHFA, in the timely remediation of examination and other supervisory findings relevant to the goal results or payout calculation.
•All deferred award payouts shall be subject to the final approval of the board of directors and review and non-objection by the FHFA (to the extent required by FHFA).

Eligible Participants:

The Executive Incentive Plan is intended to be an integral component of the Bank’s Total Reward Philosophy. All Corporate Officers are eligible to participate in the 2021 Executive Incentive Plan, at participation tier levels, and subject to any limitations on participation, as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

Other members of management or highly compensated employees (i.e. non-Corporate Officers) may also be selected for participation in the 2021 Executive Incentive Plan: (i) by the Committee, for participation in Tiers I and II, or (ii) by the President and CEO, for participation in Tier III. Any such participation shall be subject to any limitations as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

EIP Administration:

The EIP is administered by the Human Resources and Compensation Committee of the Board of Directors (Committee), which shall have full power and binding authority to construe, interpret, and administer the EIP, and to adjust it for extraordinary circumstances. Extraordinary circumstances may include changes in business strategy, termination or commencement of business lines, impact of severe economic fluctuations, significant growth or consolidation of the membership base, or significant regulatory or other changes impacting the Bank or Bank System. The Committee shall not make adjustments for extraordinary circumstances that include changes to goals, weights, or levels of achievement without re-submission to FHFA.

The Committee reserves the right at any time to amend, suspend or terminate the EIP in whole or in part, for any reason, and without the consent of any EIP participant but will not do so without re-submission to FHFA.

The Bank’s President and Chief Executive Officer will determine participation in the EIP with the concurrence of the Committee.

EIP awards shall not be considered earned or payable, in whole or in part, to any participant for any reason until they are finally determined by the Bank’s President and Chief Executive Officer with the concurrence of the Committee following the end of the plan years and following the non-objection of the FHFA (to the extent required by the FHFA).

Participants must receive a performance rating of “Meets Expectations” or better for 2021 in order to be eligible to receive an EIP payout.

Any individual hired into an eligible position during 2021 who is granted an award shall have any such incentive award prorated based on actual base salary paid during the plan year providing he/she has served a minimum of three months in that role in 2021 and otherwise satisfies the EIP’s requirements.

If an individual becomes a participant of the EIP during the plan year, e.g. due to a job change or promotion, then any EIP award will be prorated based on days in the EIP, provided he/she serves a minimum of three months in the EIP and otherwise satisfies the plan's requirements.

Except as described below, any EIP participant who terminates employment for any reason, whether voluntarily or involuntarily, before the applicable award payment date will not be entitled to any award, except as otherwise determined by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee, at their sole discretion and subject to review of the FHFA, if required2.
2 Where the EIP refers to the participant's termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code and applicable regulations thereunder.

•EIP participants who terminate employment with the Bank by reason of death or disability prior to the March 2022 current award payment date, or who terminate employment prior to the current award payment date and are eligible to retire3 from employment with the Bank may receive a pro rata payment of the current incentive opportunity as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee and at their sole discretion and subject to the review of the FHFA, if required, based on the days of completed service as an EIP participant during 2021. To be eligible, the participant must complete at least six months of service in 2021 and otherwise satisfy the EIP’s requirements. A minimum of six months advanced notice to the Bank will be required, and it must be determined that there has been an effective transition of responsibilities leading to the retirement date.

•EIP participants who terminate employment with the Bank by reason of death or disability prior to the 2021 deferred award payment date in March 2024, or who terminate employment prior to the deferred award payment date and are eligible to retire3 from employment with the Bank, may become eligible to receive a payment of the deferred award, subject to the granting of awards based on 2023 year-end results described above. Participants who die, become disabled, or retire3 (and meet the eligibility requirements described above) during 2021 may be eligible to receive a pro rata payment of the deferred awardas determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee and at their sole discretion, and subject to review of the FHFA, if required.

Awards granted to terminated (who met retirement criteria3) or disabled participants or beneficiaries of deceased participants will be paid at the same time as awards to all active participants. Beneficiary means the participant’s (i) surviving spouse; or (ii) duly appointed and qualified executor or personal representative or estate. The Administrator may permit participants to designate other persons as beneficiaries, but no designation of a beneficiary shall be effective unless made in accordance with the procedure specified by the Administrator and actually received by the Administrator prior to the participant’s death.

The Bank may make such provisions, as it deems appropriate, for withholding payroll taxes in connection with payment of EIP awards.

Appendix A - Goal Definitions

Pre-assessment Core Return on Capital Stock:

The metric for this goal is defined below. The required performance level for Target is based on the 2021 Strategic Business Plan Base Case projection.

To account for the expected sensitivity of Pre-Assessment Core Return on Capital Stock to changes in interest rates, the required performance levels for Threshold, Target and Excess for 2021 will be adjusted upward or downward by 1.2 basis point for every basis point by which the average daily federal funds rate deviates from the 0.06% assumed in the Rebaselined 2021 forecast for the 2021 Business Plan.

3 Eligibility to retire is defined as employees who are i) eligible for normal retirement as defined in the Pentegra Defined Benefit Plan for Financial Institutions or ii) meet the Rule of 70 as defined in the Pentegra Defined Benefit Plan for Financial Institutions, including credited service in the FHLB system, but excluding any other credited service at another Pentegra participating employer.

Achievement of the goal is subject to compliance with the Bank’s Market Value of Equity to Par Stock ratio and internal unfloored Duration of Equity limits for at least 10 of the 12 months of the year. If this requirement is not met, the board of directors may use its discretion to reduce or eliminate payouts for this goal of the EIP.

Pre - assessment Core Return on Capital Stock =

Pre - assessment Core Net Income
Average Daily Outstanding Balance of Capital Stock
including Mandatorily Redeemable Capital Stock

Pre - assessment Core Net Income =

Net Income —
Prepayment Fees + Historical Prepayment Fee Amortization
+Debt Retirement Costs — Historical Debt Retirement Cost Amortization
—Net Fair Value Adjustments
+Imputed Amortization of Net Premiums on Investment Securities Classified as Trading Securities
+AHP Expense + Subsidy Program Expense — PLMBS Litigation Income
+Interest Expense on Mandatorily Redeemable Capital Stock

Net Income = 2021 net income reported in accordance with accounting principles generally accepted in the United States of America (GAAP).

Prepayment Fees = Fee income resulting from the exercise of prepayment options on financial instruments, net of hedge unwind gain/loss.

Historical Prepayment Fee Amortization = the current-period, straight-line amortization of all historical prepayment fees (whether recognized at time of prepayment or as a yield adjustment on a modified loan) over the original remaining lives of the prepaid assets.

Debt Retirement Costs = Losses incurred under GAAP when outstanding debt is purchased for retirement, net of hedge unwind gain/loss.

Historical Debt Retirement Cost Amortization = the current-period, straight-line amortization of all historical debt retirement costs over the original remaining lives of the retired liabilities.

Net Fair Value Adjustments = the net unrealized gains and losses as recognized under GAAP attributable to derivatives and hedging activities, whether economic hedges or ASC 815-qualifying hedge relationships, plus net unrealized gains and losses on trading securities.

Imputed Amortization of Net Premiums on Investment Securities Classified as Trading Securities = the level-yield amortization (or accretion) of purchase price premiums (or discounts) on investment securities classified as Trading Securities for which premium amortization (or discount accretion) is not recorded under GAAP but is instead imbedded within changes in fair value of the investment securities.

AHP Expense = the Bank’s required set aside of 10% of net income before AHP Expense, plus any additional voluntary contribution to the Affordable Housing Program, as recognized for the full Plan calendar year(s).

Voluntary Subsidy Program Expense = subsidy amounts expensed through the Bank’s Jobs for New England and Helping to House New England programs.

PLMBS Litigation Income = Net income resulting from settlements or judgments stemming from the Bank’s lawsuits against certain defendants alleging fraud and misrepresentation surrounding private-label mortgage-backed securities (PLMBS) sold to the Bank.

Interest Expense on Mandatorily Redeemable Capital Stock = Dividends declared payable to Class B Stock that has been classified as Mandatorily Redeemable Capital Stock and are thus recorded in interest expense under GAAP.

In the event that the Bank is required to adjust current period net income to correct prior period accounting errors, positive adjustments to net income resulting from the correction of prior period accounting errors are to be excluded from Pre-Assessment Core Return on Capital Stock, while negative adjustments are to be retained in Pre-Assessment Core Return on Capital Stock.

Rationale for the Adjustments noted above:

•The exclusion of prepayment fee income and associated debt retirement and hedge unwind gain/loss from the Pre-Assessment Core Return on Capital Stock metric removes the potential for “windfall” compensation in the event of heavy prepayment fee income and removes a potential disincentive to prudently respond to prepayment events by excluding the otherwise punitive cost of debt retirement and swap unwind expense.
•The exclusion of net unrealized fair value adjustments is consistent with the way that management projects its financial performance and reflects the fact that these adjustments are merely timing adjustments to net income that have no net impact to the Bank’s net income if gains or losses are never realized.
•PLMBS Litigation Income is excluded as it represents recovery of Credit Losses on PLMBS, which were excluded in previous years.
•The imputed amortization (accretion) of premiums (discounts) on Trading Securities is added to recognize the level-yield expense (or income) associated with purchase price premiums (or discounts) that is otherwise imbedded within the net fair value adjustment for these securities.

The Bank may make additional adjustments, subject to approval by the board of directors and non-objection by the FHFA, for extraordinary items such as unbudgeted voluntary pension plan contributions, which are expected to be made only if the Bank earns sufficient PLMBS litigation income to cover the unbudgeted portion of such contributions.

Core Mission Goal:

Core Mission Asset Ratio or CMA Ratio is:
1.The average annual par amount of the sum of Advances and MPF Loans owned by the Bank, divided by
2.The result obtained by subtracting the average annual amount of U.S. Treasury securities classified as Trading Securities or Available-for-Sale Securities from the average annual par amount of Consolidated Obligation Debt owed by the Bank.

The average annual par amount is measured as the par amount outstanding on each calendar day of 2021 divided by the number of calendar days in the year.

Insurance Member Advances Outstanding:

This goal is defined as the average daily balance of all advances to insurance members in 2021.

Insurance Membership:

The number of insurance companies approved for membership during the calendar year 2021 qualify toward the achievement of this goal if the member’s asset size is greater than $200 million as of December 31, 2020, or at any quarter-end period in 2021. Applications from insurance companies that are affiliated and submitted within a 90-day period will count as separate memberships if each applicant’s net admitted assets are greater than $200 million.

Voluntary Subsidy Programs:

$5.0 million of subsidy will be allocated to fund the combined programs offered under the Jobs for New England and Helping to House New England programs.

•Disbursement of $4.0 million of JNE/HHNE subsidy will meet the threshold goal.
•Disbursement of $4.5 million of JNE/HHNE subsidy will meet the target goal.
•Disbursement of $5.0 million of JNE/HHNE subsidy will achieve the excess goal.

Operational Efficiency:

Core Operating Expenses and Core Operating Expense Budget are defined as normal expenses associated with enabling the Bank to conduct business operations, but excluding significant discretionary expenses approved by the board of directors in an amount not to exceed judgment or settlement income associated with the Bank’s ongoing PLMBS litigation, provided that they are incurred in the plan year(s). Items excluded from Core Operating Expenses will also be excluded from the Core Operating Expense Budget for purposes of calculating goal results. The board of directors establishes an operating expense budget for each calendar year and may amend the budget as needed at their sole discretion.

Bank-wide ERM Initiatives:

35% Goal: [^^^] Replacement Research effort:
Completion of a report/analysis documenting the results of a research project intended to explore the feasibility of utilizing existing in-house bank systems to replace current [^^^] related business needs.  The analysis will address:
•Projected net cost savings to be achieved,
•Limitations, if any of the challenger systems from a product capability and operational perspective,
•Potential limitations on business decisions given challenger system capabilities relative to [^^^], and
•Potential risk management or regulatory implications given (if) any uncovered limitations of the challenger systems.

This report/analysis will be presented to the Bank Technology Governance Committee by:

Excess - September 30, 2021
Target - October 31, 2021
Threshold - November 30, 2021
15% Goal: Ops Risk Policy Framework:
Operational Risk Management will develop a framework for second line oversight of all policy exceptions Bank-wide to meet the following objective: ensure that policy owners identify, analyze, document, and if warranted, approve exceptions to policy giving appropriate consideration to prudent risk management practices and the Bank’s risk appetite. This framework will be presented to the Bank’s Operational Risk Committee by:

Excess – March 31, 2021
Target – April 30, 2021
Threshold – May 31, 2021

15% Goal: Ops Risk Policy Oversight Repository:
Operational Risk Management will establish a mechanism for policy owners to report and centrally register approved policy exceptions in order to aggregate and monitor risk at the enterprise level. An overview of the reporting and implementation of the repository will be presented to the Bank’s Operational Risk Committee by:

Excess – September 30, 2021
Target – October 31, 2021
Threshold – November 30, 2021

35% Goal:  Collateral Liquidation Timeframes:
Assess the reasonableness of the current assumed liquidation timeframes for all collateral types and the 20% add-on for specific lien pledges and recommend changes as warranted.  Assessment of liquidation timeframes should address not only collateral types, but how portfolio size of each can affect time to liquidate.  Assessment of the 20% add-on should consider not only the absence of a blanket lien, but members subject to voidable preference. Assessment and recommendations should be completed and presented to the Bank’s Credit Committee by:

Excess – August 31, 2021
Target – October 31, 2021
Threshold – December 31, 2021

Remediation of 2020 Report of Exam Findings:

The 2020 Examination by the Federal Housing Finance Agency noted [^^^] Matters Requiring Attention (MRA) and [^^^] recommendations. The target goal established for the remediation of these MRAs requires management to receive clearance of the MRAs, defined as non-reoccurrence of the MRA during the 2021 examination due to either addressing or by having in place an acceptable action plan to address the MRA and clearance of all recommendations. The threshold goal is the successful remediation of all the MRAs and clearance of [^^^] of the recommendations. The excess level of achievement for this goal is to achieve the target level of achievement plus an upgrade in at least [^^^] in the 2021 examination by the Federal Housing Finance Agency.